FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated August 12, 2015	Registration No. 333-201235
Registration No. 333-201235-03

«PXG DETAILS« $1+BLN CAPITAL AUTO RECEIVABLES ASSET TRUST (AFIN) 2015-3

JT-BOOKS: JPM (struc), Citi, CS, SocGen CO-MGRS : BMO, CIBC, Lloyds, PNC, Scotia

CLS	AMT ($MM)	WAL	MDY/F	PWIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A1A	197.000	1.38	Aaa/AAA		*****Not Available*****
A1B	131.000	1.38	Aaa/AAA		*****Not Available*****
A2	227.000	2.08	Aaa/AAA	21-29	01/18	01/19	IS+80	1.735	1.72	99.98214
A3	227.000	2.79	Aaa/AAA	29-39	11/18	01/20	IS+80	1.953	1.94	99.98617
A4	86.640	3.41	Aaa/AAA	39-43	03/19	05/20	IS+83	2.147	2.13	99.97552
B	50.940	3.75	Aa1/AA	43-47	07/19	09/20	IS+105	2.451	2.43	99.96932
C	48.260	4.04	Aa3/A	47-50	10/19	12/20	IS+145	2.920	2.90	99.99088
D	42.900	4.31	Baa1/BBB	50-52	12/19	03/21	IS+185	3.373	3.34	99.96176

TICKER :	AFIN 2015-3	REGISTRATION :	SEC-REG
EXPECTED PXG :	PXD	EXPECTED RATINGS :	MOODY’S/FITCH
EXPECTED SETTLE :	08/19/15	PXG SPEED :	1.4% ABS TO 10% CALL
FIRST PAY :	09/21/15	ERISA ELIGIBLE :	YES
BILL & DELIVER :	J.P. MORGAN	MIN DENOMS :	$1K x $1K

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.